EXHIBIT 99.2



FOR IMMEDIATE RELEASE                            Contact:  Daniel R. Mullen
                                                         V.P. and Treasurer
                                                          Mark S. Dickerson
                                                       V.P./General Counsel
                                                             (602) 957-7711

                  TALLEY'S $138 MILLION VERDICT AFFIRMED

     PHOENIX, Ariz. (June 21, 1996)(TAL:NYSE) -- On June 19, 1996, the federal appellate court of San Francisco affirmed a $138 million judgment awarded to Talley Industries, Inc., following a jury trial against TRW Inc. in 1995. The litigation arose out of TRW's decision to stop paying royalties to Talley on sales of airbags made with Talley technology. The District Court rejected TRW's claims that Talley had breached a contractual promise, made when Talley sold TRW its airbag business in 1989. The jury verdict awarded Talley the current value of royalties due to Talley under a license agreement extending through 2001.
     The Ninth Circuit Court of Appeals, finding that the evidence at the eight-week trial "permits only one conclusion," upheld the trial court's ruling that Talley did not violate any obligation of TRW.
     William H. Mallender, Chairman and Chief Executive Officer of
Talley said, "We are extremely pleased with the Court's decision. We were confident from the beginning that TRW's unfounded accusations would ultimately be rejected. This ruling should allow us to finally receive what the jury required TRW to pay us. We intend to utilize the funds to pay down company debt and pursue our goal of returning to the airbag business."

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     The appellate victory should also mean that Talley will be entitled to receive an additional payment from TRW in the amount of $7.1 million, which the District Court separately awarded to Talley for its attorneys' fees and expenses.
     Mr. Mallender also pointed out Talley is seeking additional damages, in excess of $40 million, in a separate trial scheduled to commence September 24, 1996.
     Talley Industries, Inc. designs, manufactures, and supplies specialized industrial, commercial, and aerospace products and services, including stainless steel rods and bars, and high reliability electronic components. The Company was a pioneer in the automotive airbag industry and is currently developing new airbag technologies.












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